Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Landmark Apartment Trust, Inc. and the references to the Rosen Consulting Group market study prepared for Landmark Apartment Trust, Inc. as of October 2014 wherever appearing in the Registration Statement, including, but not limited to the references to our company after the table of contents and under the headings “Prospectus Summary”, “Industry Overview and Market Opportunity” and “Business and Properties” in the Registration Statement.

Dated: May 14, 2015

ROSEN CONSULTING GROUP
By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President